Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT
This First Amendment to Credit Agreement (“First Amendment”) is made as of December 15, 2017, by and among DPL Inc. (the “Borrower”), AES Ohio Generation, LLC (formerly known as DPL Energy, LLC) (the “Guarantor”), the Lenders (as defined below) party hereto and U.S. Bank National Association, as administrative agent for the Lenders (in such capacity, “Administrative Agent”).
RECITALS
A.    Borrower entered into that certain Credit Agreement (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) dated July 31, 2015, with the financial institutions from time to time signatory thereto (each, individually, a “Lender,” and any and all such financial institutions collectively the “Lenders”) and Administrative Agent. Unless otherwise defined to the contrary herein, all capitalized terms used in this First Amendment shall have the meaning set forth in the Credit Agreement.
B.    Borrower has notified the Administrative Agent and the Lenders that it is planning to retire or sell in one or more transactions all of its coal plants and its gas-fired peaking plants, including the Tait and Montpelier units and all other solar, diesel and other generating facilities owned by Guarantor (such sales referred to herein as the “Transactions”) and to use the net cash proceeds of such Transactions to repay the Term Loan.
C.    Borrower has requested that in connection with the proposed Transactions that the Administrative Agent and the Lenders consent to make certain amendments to the Credit Agreement.
D.    Administrative Agent and the Lenders are willing to amend the Credit Agreement as requested by Borrower, but only on the terms and conditions set forth in this First Amendment.
NOW, THEREFORE, in consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, Guarantor, Administrative Agent and Lenders agree as follows:
1.The following definition(s) are added to Section 1.01 of the Credit Agreement in alphabetical order as follows:
“Non-Coal Generation Assets” means gas-fired peaking plants and all other solar, diesel and other generating facilities that do not use coal as their primary fuel source and are not ancillary to or associated with generation facilities that use coal as their primary fuel source.
2.    The following definition(s) in Section 1.01 of the Credit Agreement are hereby amended and restated as follows:
“Consolidated EBITDA” means for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income (x) which do not represent a cash item in such period or (y) which are cash items in such period that were incurred as a result of (A) the early termination of Borrower’s Capital Trust II Indebtedness or (B) termination of existing swap contracts (it being understood that cash charges described in this clause (B) will not exceed $50,000,000 in the aggregate), (C) out-of-pocket third party costs and expenses incurred directly in connection with the implementation, negotiation, documentation and closing of the Separation Transactions or (D) normal and customary out-of-pocket third party costs, expenses and fees incurred directly in connection with the retirement, redemption or refinancing of any existing Indebtedness, (v) up to $25,000,000 of non-recurring cash expenses related to the closure, or sale, of generation stations and (vi) all other non-cash items reducing Consolidated Net Income for such period, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.
“Maturity Date” means (i) in the event the Term Loans have not been repaid in full, July 31, 2020; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day and provided further that if the Borrower has not refinanced its senior unsecured bonds due October 1, 2019 to have a maturity date that is at least 6 months later than July 31, 2020 before July 1, 2019, then the “Maturity Date” shall be July 1, 2019, and (ii) upon and after the repayment of the Term Loans in full, July 31, 2020; provided, however, that the Maturity Date shall be July 1, 2019 unless prior to July 1, 2019 the Borrower has retired or redeemed or refinanced with debt having a final maturity that is at least 6 months later than July 31, 2020 (or any combination of the foregoing) at least $100 million in aggregate principal amount of its senior unsecured bonds due October 1, 2019 and provided further that if the relevant date is not a Business Day, the Maturity Date shall be the next preceding Business Day”
3.    Section 7.04 of the Credit Agreement is hereby amended to delete “and;” at the end of clause (i); add the following as new clauses (k) and (l); and delete the proviso at the end thereof and replace it with the following new proviso:
(k) Dispositions of generating facilities owned by Borrower or any of its Subsidiaries; provided that the Disposition of Non-Coal Generation Assets pursuant to this clause (k) shall be conditioned on (i) Net Cash Proceeds from the sale of such Non-Coal Generation Assets being sufficient to repay the Obligations in respect of the Term Loan in full, (ii) 100% of the total consideration received by the Borrower or any of its Subsidiaries, as applicable, for such Disposition or series of Dispositions consists of cash or cash equivalents, and (iii) the Borrower’s delivery to the Administrative Agent of a certificate dated as of the date of such Disposition and signed by a Responsible Officer of the Borrower certifying that immediately prior to and after giving effect to such Disposition, and making such calculations as if such Disposition (and the corresponding repayment of the Term Loan) was effective as of the first day of the first fiscal period applicable to such calculations, the Loan Parties are in compliance with Section 7.11; and provided further that the proceeds from the sale of such Non-Coal Generation Assets pursuant to this clause (k) are applied within ten (10) Business Days of receipt by Company to repay the Obligations in respect of the Term Loan in full; and
(l) Dispositions of interests held by the Borrower and its Subsidiaries in transmission assets to tenants-in-common (or Affiliates thereof) in exchange for tenants-in-common interests in other transmission assets which, together with cash received by the Borrower and its Subsidiaries, represent reasonably equivalent value as reasonably determined by the Borrower;
provided, however, that any Disposition pursuant to clauses (a) through (g), (j) and (k) shall be for fair market value.
4.    Section 7.11(a) of the Credit Agreement is hereby amended to add the following proviso to the end thereof:
; provided that upon the repayment of the Obligations in respect of the Term Loan in full, the above chart shall be deemed replaced with the below chart:

Period	Maximum Ratio
September 30, 2015 through December 31, 2018	7.25 to 1.00
January 1, 2019 through June 30, 2019	7.00 to 1.00
July 1, 2019 through December 31, 2019	6.75 to 1.00
January 1, 2020 and afterward	6.50 to 1.00

5.    This “First Amendment” shall be effective as of the first date that the following conditions have been fully satisfied by Borrower:

(a)
Administrative Agent shall have received via facsimile or other electronic transaction (including email) (followed by the prompt delivery of original signatures) counterparts of this First Amendment, in each case duly executed and delivered by Administrative Agent, Borrower, Guarantor and the Lenders party hereto.

(b)	All representations and warranties made pursuant to Section 6 of this First Amendment are true and correct.

(c)
Borrower shall have paid to Administrative Agent and the Lenders all fees and other amounts, if any, that are due and owing to Administrative Agent and the Lenders as of the date of this First Amendment.

6.    Borrower and Guarantor hereby represent and warrant that (a) the execution and delivery of this First Amendment are within its corporate or limited liability powers, have been duly authorized, are not in contravention of law or the terms of its organizational documents, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this First Amendment, of any governmental body, agency or authority, and this First Amendment and the Credit Agreement (as amended herein) will constitute the valid and binding obligations of the Borrower and Guarantor, enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) after giving effect to the amendments to the Credit Agreement contained herein, the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects on and as of the date hereof (other than any representation or warranty that expressly speaks only as of a certain date) and (c) after giving effect to the amendments to the Credit Agreement contained herein, no Default or Event of Default shall have occurred and be continuing.
7.    Borrower, Guarantor, Administrative Agent and Lenders each hereby ratify and confirm their respective obligations under the Credit Agreement, as amended by this First Amendment and the other Loan Documents and agree that the Credit Agreement as amended hereby remains in full force and effect after giving effect to this First Amendment and that, upon such effectiveness, all references in such Loan Documents to the “Credit Agreement” shall be references to the Credit Agreement as amended by this First Amendment. After giving effect to this First Amendment, each Credit Party reaffirms each Lien granted by it for the benefit of the Secured Parties under each of the Loan Documents to which it is a party, which Liens shall continue in full force and effect during the term of the Credit Agreement (as amended by this First Amendment) and shall continue to secure the Obligations (after giving effect to this First Amendment), in each case, on and subject to the terms and conditions set forth in the Credit Agreement (as amended by this First Amendment) and the other Loan Documents. Each Lender signatory hereto authorizes and directs the Administrative Agent, and the Administrative Agent agrees, to execute and file such documents and instruments as the Borrower or the Guarantor may reasonably request to evidence the release, in accordance with Section 9.10(b)(ii) of the Credit Agreement, of the security interests and liens granted by the Guarantor in the Tait and Montpelier peaking units upon the sale thereof in accordance with the Credit Agreement and the corresponding release of the Guarantor from its Credit Agreement Guaranty in accordance with Section 22 thereof.
8.    Except as specifically set forth above, this First Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement or any of the Notes issued thereunder, or to constitute a waiver by the Lenders or Administrative Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.
9.    This First Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this First Amendment..
10.    THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(Signatures appear on the following pages)

IN WITNESS WHEREOF, Borrower, Guarantor, the Lenders and Administrative Agent have each caused this First Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, and L/C Issuer and as a Lender

By:
Name: Eric J. Cosgrove
Title:     Senior Vice President

IN WITNESS WHEREOF, Borrower, Guarantor, the Lenders and Administrative Agent have each caused this First Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

BANK OF AMERICA, N.A., as Documentation Agent, an L/C Issuer and as a Lender

By:
Name: Jerry L. Wells
Title: Director

IN WITNESS WHEREOF, Borrower, Guarantor, the Lenders and Administrative Agent have each caused this First Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

PNC BANK, NATIONAL ASSOCIATION, as Syndication Agent, an L/C Issuer and as a Lender

By:
Name: Madeline L. Moran
Title: Vice President

IN WITNESS WHEREOF, Borrower, Guarantor, the Lenders and Administrative Agent have each caused this First Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

MORGAN STANLEY BANK, N.A., as a Lender

By:
Name: Pat Layton
Title: Authorized Signatory

IN WITNESS WHEREOF, Borrower, Guarantor, the Lenders and Administrative Agent have each caused this First Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

JPMORGAN CHASE BANK, N.A., as a Lender

By:
Name: Juan J. Javellana
Title: Executive Director

IN WITNESS WHEREOF, Borrower, Guarantor, the Lenders and Administrative Agent have each caused this First Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

SUNTRUST BANK, as a Lender

By:
Name: Nina Myers Johnson
Title: Director

IN WITNESS WHEREOF, Borrower, Guarantor, the Lenders and Administrative Agent have each caused this First Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

BMO HARRIS BANK, NA, as a Lender

By:
Name: Betsy Phillips
Title: Director

IN WITNESS WHEREOF, Borrower, Guarantor, the Lenders and Administrative Agent have each caused this First Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

THE HUNTINGTON NATIONAL BANK, as a Lender

By:
Name: Joshua D. Elsea
Title: Senior Vice President

IN WITNESS WHEREOF, Borrower, Guarantor, the Lenders and Administrative Agent have each caused this First Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

BORROWER AND GUARANTOR:

DPL INC., an Ohio corporation

By:

Name:	Jeffrey K. MacKay
Title: Treasurer

AES OHIO GENERATION, LLC, an Ohio limited liability company

By:

Name:	Jeffrey K. MacKay
Title: Treasurer